EXHIBIT 99.1

July 21, 2008 To Our Members:

The Federal Home Loan Bank of Chicago expects to file its second quarter 2008 report (Form 10-Q) with the Securities and Exchange Commission early next month. Today we would like to provide you with an overview of our quarterly financial results. We expect to record a net loss of $74 million for the quarter ending June 30, 2008, compared to a net loss of $78 million in the previous quarter. While we understand that these results are disappointing, there have been important changes in our practices and developments in our business plan that have begun to have positive impact on our core financial performance and earnings potential. Regrettably, our outlook continues to support our previous indication that dividend payments are unlikely, at least through 2008. Please refer to the Condensed Statements of Income and Statements of Condition that follow. (The results discussed here are preliminary and unaudited.)

As I met with many of you over the last three months at regional meetings, in individual meetings, and at other gatherings, a common theme of our discussions has been the importance of ready access to liquidity through the Bank, especially given the uncertainties of the current market and legislative/regulatory environments. I am pleased to report that the Bank again proved to be an important source of liquidity to many of you during the last quarter. Total advances at quarter-end were $34.7 billion, up 6% from the previous quarter-end level of $32.7 billion, and 15% over the year-end 2007. In the second quarter alone, more than 30% of our 825 members took out new advances. During the first half of 2008, more than three-quarters of our members had outstanding advances; two-thirds of the advances outstanding at June 30, 2008 had terms greater than one year.

Total MPF loans held were $33.8 billion at the quarter-end compared to $34.5 billion at the end of the first quarter and $34.6 billion at December 31, 2007. We continued to purchase MPF loans during the second quarter; however, this is the first quarter since 2002 that total advances were greater than MPF loans. We expect MPF assets to continue to decrease as the existing portfolio pays down. As you know, mortgages purchased from our members from August 1 through October 31 will be held by other Home Loan Banks pending the anticipated finalization and launch of our off-balance sheet product. Our goal is to transition to a mortgage purchase alternative that helps our members participating in the MPF® Program remain competitive in their communities without increased interest rate risk on the Bank’s balance sheet. We expect that you as shareholders will ultimately benefit through better operating results at the Bank.

Summary of Financial Results

The $74 million net loss for the second quarter of 2008 is primarily attributable to the following factors:

·	Net interest income decreased to $22 million from $71 million in the second quarter of 2007 because of the narrowing of spreads between our assets and liabilities and the increase in amortization of prior period hedging costs. One of our priorities during the second quarter was to rebalance our debt portfolio to reduce interest expense while maintaining a prudent risk management profile. In 2007, we had funded a portion of the MPF loan portfolio with callable debt as previous debt matured to limit interest rate risk exposures. The interest rates of this longer-term callable debt, as well as the rates of some non-callable debt, were significantly higher than the maturing debt. As a result of our new strategy, we have begun to call some of the higher-cost debt, replacing it with lower-cost instruments, which should contribute to increases in net interest income in future periods. In addition, we have continued to purchase government agency Mortgage–backed Securities (MBS) which we believe will lead to an increase in our net interest income.

·	Derivative and hedging costs (including the change in fair value of trading securities)
were $35 million in the second quarter 2008, an increase of $31 million from the second quarter of 2007. The increase in costs reflects significant interest rate volatility that began in the second half of 2007 and impacted the interest rate risk exposures on our MPF loan portfolio. We anticipate that newly adopted balance sheet management practices will help to reduce future derivative and hedging costs, while helping to increase net interest income in the future. The majority of the quarterly derivative and hedging losses for the quarter occurred prior to the changes in our approach to funding and hedging.

·	We recognized a $30 million impairment charge on certain private-issue MBS rated
“AAA” at the time of purchase and collateralized primarily by first lien mortgages to sub-prime borrowers. (Please see “MBS Portfolio” below.)

Our non-interest expenses increased by $1 million (3%) to $33 million for the second quarter of 2008 from the second quarter of 2007, as reductions in ongoing operating costs were offset by additional costs for compensation and benefits associated with employee severance charges of $5 million. The Bank has reduced its total staff to 324 employees from a high of 462 at June 30, 2006. While it is likely that the Bank will incur additional severance charges, we believe that the reduction and realignment of staff will result in future operating efficiencies.

Hedging Costs and Market Risk

As interest rate volatility in the U.S. markets continued into the second quarter, our derivative and hedging costs were also higher compared to the second quarter of 2007 and contributed significantly to our loss for the quarter. Total derivative and hedging costs (including trading securities) were $35 million, compared to $4 million in the second quarter of 2007 and $47 million in the first quarter of 2008. While market interest rates have been volatile, mortgage rates increased during the quarter, which helped to reduce our hedging costs compared to the first quarter of 2008 as MPF loan prepayment risks decreased. Also, we reduced our reliance on stand-alone derivatives to manage our interest rate exposures which helped to reduce our hedging costs. Finally, we reduced the level of callable debt outstanding compared to the first quarter and called certain higher-cost debt and replaced it with lower-cost funds.

During the second quarter, we submitted an updated proposal on our market risk management and hedging policies to the Director of the Office of Supervision of our regulator, the Federal Housing Finance Board. We continue to evaluate our hedging policies and practices in an effort to reduce hedging costs and lessen the potential negative impact on earnings while maintaining a prudent approach to managing our market risk.

MBS Portfolio

Our second quarter results reflect an other-than-temporary impairment charge of $30 million related to certain private-issue MBS. The charge is the difference between the carrying value of the securities and their current fair market value. We expect to recover the majority of these losses as increases to net interest income in future periods as we receive expected future cash flows. We stopped purchasing private-issue MBS at the beginning of 2008 and have restricted future purchases to government agency MBS.

MPF Program

We are pleased that several of the other Home Loan Banks in the MPF Program have agreed to support our members by participating in the mortgage purchases of our participating financial institutions (PFIs) beginning next month and continuing through October 2008. Our negotiations with potential third-party investors are progressing. We anticipate finalizing an agreement with a new business partner, subject to regulatory approval, that will allow PFIs to fund mortgage loans through the MPF Program infrastructure without this Bank incurring the costs and interest rate risk of holding the loans on our balance sheet.

Regulatory Developments/Capital Plan Conversion

We submitted a revised plan in April 2008 to the Finance Board, outlining our approach to converting our capital to the structure required by the 1999 Gramm Leach Bliley Act. Once the plan is approved by the Finance Board, we will announce the terms of the plan and move ahead to join the 11 other Home Loan Banks that have previously implemented their capital plans. However, we anticipate that the pending GSE legislation that could result in the establishment of a new regulator for the Home Loan Banks may further delay the approval and implementation of the capital plan.

Financial Outlook

We continue to develop new business strategies for the Bank, with the goals of returning to profitability and resuming dividend payments while enhancing products and services, stabilizing our capital base, and satisfactorily addressing outstanding regulatory issues. We believe that we are currently experiencing an earnings trough and that our earnings will gradually improve as a result of reduced debt costs, reduced amortization costs from prior hedging activities, reduced income volatility from future hedging costs, and a continued focus on reducing non-interest expense.

Our 10-Q, scheduled to be filed in early August, will provide more details on our recent financial operations. We expect to be able to provide guidance with regard to income projections this fall. In addition, we are in the process of planning more meetings throughout Illinois and Wisconsin where members of our Board of Directors and the management team will join me in providing updates on our operations, changes in approach to managing the Bank, and other topics you have indicated you would like to discuss. We will announce that schedule of meetings shortly.

We believe that the second quarter of 2008 marked a turning point for the Federal Home Loan Bank of Chicago. Your Board of Directors and the staff of the Bank are taking a hard look at our strategic direction as well as our day-to-day policies and practices, with the focus on fixing what’s broken to become profitable and provide you with an appropriate return on your investment. We have made changes in personnel and changes in approach in order to achieve those important goals. We are committed to resolving our issues as expeditiously as possible and to providing consistent, reliable, and accessible products and services to our members. We appreciate your continued support.

Best regards, /s/ Matthew R. Feldman Matthew R. Feldman President and CEO

Unaudited Financial Statements
Condensed Statements of Income:

	Three months ended June 30,			Six months ended June 30,

		2007			2007
	2008	Restated	Change	2008	Restated	Change

Interest income	$ 903	$ 1,122	-20%	$ 1,901	$ 2,234	-15%
Interest expense	881	1,051	-16%	1,848	2,090	-12%
Provision for loan losses	-	-	-	-	-	-

Net interest income	22	71	-69%	53	144	-63%
Non-interest income (loss)	(63)	(2)	n/m	(141)	(12)	n/m
Non-interest expense	33	32	3%	64	61	5%
Assessments	-	10	n/m	-	19	n/m

Net income (loss)	$ (74)	$ 27	n/m	$ (152)	$ 52	n/m

Net interest margin on
interest-earning assets	0.10%	0.32%	-0.22%	0.12%	0.33%	-0.21%
n/m = not meaningful

Condensed Statements of Condition:

As of:	June 30, 2008	December 31, 2007	Change

Assets
Federal Funds sold	$ 7,265	$ 10,286	-29%
Investment securities	16,599	13,285	25%
Advances	34,679	30,221	15%
MPF Loans held
in portfolio, net	33,763	34,623	-2%
Other assets	521	612	-15%

Total assets	$ 92,827	$ 89,027	4%

Liabilities and Capital
Consolidated obligation
discount notes	$ 19,398	$ 19,057	2%
Consolidated obligation bonds	66,525	62,642	6%
Other liabilities	3,111	3,259	-5%
Subordinated notes	1,000	1,000	-

Total liabilities	90,034	85,958	5%

Total capital	2,793	3,069	-9%

Total liabilities and capital	$ 92,827	$ 89,027	4%

Regulatory capital stock plus
Designated Amount of
subordinated notes	$ 3,728	$ 3,683	1%

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in the Bank’s periodic filings with the Securities and Exchange Commission, which are available on the Bank’s Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. The financial results discussed in this letter are preliminary and unaudited.